                                   EXHIBIT 2

                     Agreement and Plan of Reorganization

                     AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of December 2, 1997, by and among THE PEOPLES BANCTRUST COMPANY, INC., an Alabama business corporation ("BancTrust"), THE PEOPLES BANK AND TRUST COMPANY, an Alabama commercial bank ("Peoples"), MERCHANTS & PLANTERS BANCSHARES, INC., an Alabama business corporation ("Bancshares"), and MERCHANTS & PLANTERS BANK, an Alabama commercial bank ("Merchants").

                              W I T N E S S E T H

     WHEREAS, the respective Boards of Directors of BancTrust, Peoples, Bancshares and Merchants are of the opinion that the acquisition by BancTrust of Bancshares and Merchants under the terms set forth in this Agreement is in the best interests of the parties and their respective shareholders and such Boards of Directors have adopted resolutions approving this Agreement; and

     WHEREAS, in order to accomplish the proposed transaction, Bancshares will be acquired by means of a merger (the "Merger") of a subsidiary of BancTrust, to be formed as an Alabama business corporation after the date hereof ("Acquisition Corporation"), with and into Bancshares; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     "ABCA" shall mean the Alabama Business Corporation Act, as amended.

     "Bancshares Common Stock" shall mean the shares of common stock, par value $1.00 per share, of Bancshares.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Effective Time" shall mean the date specified in the Plan of Merger as the effective time of the Merger.

     "Environmental Claim" shall mean any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" shall mean all applicable federal, state and local laws and regulations dealing with the management, use, treatment and/or disposal of Hazardous Substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. (S) 9601 et seq., and Hazardous Waste, as defined by the Resource, Conservation and Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "FRB" shall mean the Board of Governors of the Federal Reserve System, and shall also include the Federal Reserve Bank of Atlanta.

     "Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Bancshares as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the fiscal years ended December 31, 1996 and 1995 and (ii) the consolidated balance sheets of Bancshares (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to the quarterly periods ended subsequent to December 31, 1996.

     "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Merchants Common Stock" shall mean the shares of common stock, par value $1.00 per share, of Merchants.

     "Merchants Preferred Stock" shall mean the shares of Class A preferred stock, par value $50.00 per share, of Merchants.

     "Per Share Purchase Price" shall mean the consideration to be received by shareholders of Bancshares pursuant to Section 2.2(b) hereof.

     "Previously Disclosed" shall mean disclosed on or prior to the date hereof in (i) a Securities Document or other document delivered by the disclosing party to the other party or

(ii) a letter dated on or prior to the date hereof from the disclosing party specifically referring to this Agreement and delivered to the other party.

     "Proxy Statement" shall mean the proxy statement together with any supplements thereto sent to shareholders of Bancshares to solicit their votes in connection with the approval of this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "Secretary of State" shall mean the Secretary of State of the State of Alabama.

     "Securities Laws" shall mean the Securities Act of 1933, as amended; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder.

     "Superintendent" shall mean the Superintendent of Banks of the State of Alabama.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                     MERGER

2.1  The Merger
     ----------

     Subject to the satisfaction of the terms and conditions of this Agreement and pursuant to the applicable provisions of the ABCA and the FDIA, at the Effective Time, Acquisition Corporation shall be merged with and into Bancshares pursuant to the terms and conditions set forth herein and in the Plan of Merger attached as Exhibit A hereto (the "Plan of Merger"). Upon the consummation of
            ---------
the Merger, the separate existence of Acquisition Corporation shall cease and Bancshares shall continue as the surviving corporation.

2.2  Closing and Closing Date
     ------------------------

     (a) The Merger shall be consummated at a closing (the "Closing") to be held at a location to be determined by mutual consent of the parties to this Agreement, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article VI hereof, or on such later date within 30 days thereafter as the parties may mutually agree (the "Closing Date").

     (b) Each share of Bancshares Common Stock issued and outstanding immediately prior to the Effective Time shall thereupon and thereafter, by virtue of the Merger becoming effective and without any action on the part of the holder thereof or any other person, be automatically cancelled and cease to be an issued and outstanding share of Bancshares Common Stock, and converted into and represent only the right of the registered holder thereof immediately prior to the Effective Time (such registered holder being hereinafter referred to as the "Bancshares Record Holder") to receive from BancTrust in cash $949.38 (the "Per Share Purchase Price"), upon compliance with the provisions of Section 2.2(c) below. After the Effective Time, there shall be no further registration or transfer on the records of Bancshares of shares of Bancshares Common Stock that were outstanding immediately prior to the Effective Time.

     (c) After the Effective Time, each Bancshares Record Holder shall surrender the certificate(s) that immediately prior to the Effective Time evidenced and represented Bancshares Common Stock to the exchange agent to be selected by BancTrust. Such certificate(s) that formerly evidenced and represented shares of Bancshares Common Stock so surrendered shall be duly endorsed as the exchange agent may require. The exchange agent shall transmit by U.S. Mail appropriate transmittal materials to the Bancshares Record Holders within five (5) business days after the Effective Time. Promptly after receipt of properly completed transmittal materials, together with the certificates that formerly evidenced and represented the Bancshares Record Holders' shares of Bancshares Common Stock, the exchange agent shall deliver the consideration to which such Bancshares Record Holders are entitled. The exchange agent shall not be obligated to deliver the consideration to which any Bancshares Record Holder is entitled as a result of the Merger until such Bancshares Record Holder shall have surrendered the certificate or certificates that formerly evidenced and represented shares of Bancshares Common Stock outstanding immediately prior to the Effective Time for exchange as provided in this Section 2.2(c), and no interest shall accrue or be paid on such amounts. In the case of lost or stolen certificates, the exchange agent may require such Bancshares Record Holder to execute a bond of the kind and amount it deems necessary or appropriate to indemnify the exchange agent in a manner reasonably satisfactory to it against all such claims, expenses and liabilities as may arise out of its payment to such registered holder in the absence of the surrender of a certificate. After the Effective Time, each certificate that evidenced and represented shares of Bancshares Common Stock outstanding immediately prior to the Effective Time shall be deemed for all corporate purposes to evidence and represent only the right of the registered holder thereof to receive the consideration provided in
Section 2.2(b) of this Agreement, upon compliance with the provisions of this
Section 2.2(c), and shall evidence and represent no further interest of any kind or nature whatsoever in Bancshares.

                                  ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF BANCSHARES AND MERCHANTS

     Except as Previously Disclosed, Bancshares and Merchants represent and warrant to BancTrust and Peoples as follows:

3.1  Capital Structure of Bancshares
     -------------------------------

     The authorized capital stock of Bancshares consists of 24,000 shares of Bancshares Common Stock. As of the date hereof, there are 21,156 shares of Bancshares Common Stock issued and outstanding and 2,009 shares of Bancshares Common Stock held in treasury. All outstanding shares of Bancshares Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of Bancshares. None of the shares of Bancshares Common Stock has been issued in violation of the preemptive rights of any person. No shares of preferred stock are authorized under the Articles of Incorporation of Bancshares.

3.2  Capital Structure of Merchants
     ------------------------------

     The authorized capital stock of Merchants consists of 24,000 shares of Merchants Common Stock and 140 shares of Merchants Preferred Stock. As of the date hereof, there are 24,000 shares of Merchants Common Stock issued and outstanding, all of which are held of record and beneficially by Bancshares. As of the date hereof, there are 140 shares of Merchants Preferred Stock issued and outstanding, of which 112 are held of record and beneficially by Bancshares and 28 are held of record and beneficially by the current directors of Merchants as qualifying shares. All outstanding shares of Merchants capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. There are no Rights authorized, issued or outstanding with respect to the capital stock of Merchants. None of the shares of Merchants Common Stock and Merchants Preferred Stock has been issued in violation of the preemptive rights of any person.

3.3  Organization, Standing and Authority of Bancshares and Merchants
     ----------------------------------------------------------------

     Bancshares is a business corporation and Merchants is a commercial bank, each of which is duly organized, validly existing and in good standing under the laws of the Alabama with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on the financial condition, results of operation, business or prospects of Bancshares or Merchants. Bancshares and Merchants have previously delivered to BancTrust and Peoples true and complete copies of the Articles of Incorporation and Bylaws of Bancshares and Merchants as of the date hereof.

3.4  Bancshares Subsidiaries
     -----------------------

     Bancshares has no subsidiaries other than Merchants, and Merchants has no subsidiaries. Except for securities or other interests taken in consideration of debts previously contracted, neither Bancshares nor Merchants owns or has the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, or other organization.

3.5  Authorized and Effective Agreement
     ----------------------------------

     (a) Bancshares and Merchants have all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and (subject to receipt of all necessary governmental approvals and the approval of Bancshares' shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancshares, except the approval of this Agreement and the Plan of Merger by Bancshares' shareholders. This Agreement constitutes a legal, valid and binding obligation of Bancshares and Merchants, enforceable against Bancshares and Merchants in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Bancshares or Merchants with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of either of Bancshares or Merchants, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or asset of Bancshares or Merchants pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bancshares or Merchants.

3.6  Regulatory Reports
     ------------------

     For the five years preceding the date hereof, Bancshares has duly filed with the FRB and Merchants has duly filed with the Superintendent and the FDIC in correct form in all material respects the monthly, quarterly and annual reports and other documents required to be filed with such governmental authorities, and such reports and other documents comply in all material respects with applicable law and regulations. Bancshares and Merchants have previously delivered to BancTrust and Peoples complete and accurate copies of all such reports. In connection with the most recent examinations of Bancshares and Merchants by the FRB, the FDIC and the Superintendent, and except as Previously Disclosed, neither Bancshares nor Merchants was required to correct or change any action, procedure or proceeding that

Bancshares or Merchants believes has not been corrected or changed as required as of the date hereof.

3.7  Financial Statements
     --------------------

     (a) The Financial Statements of Bancshares fairly present or will fairly present, as the case may be, the financial position of Bancshares as of the dates indicated and the results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (except as stated therein).

     (b) The books and record of Bancshares and Merchants are being maintained in material compliance with applicable legal and accounting requirements.

3.8  Material Adverse Change
     -----------------------

     Bancshares has not suffered any material adverse change in its business, financial condition, results of operations or prospects since the date of the most recent consolidated balance sheet of Bancshares included in the Financial Statements, nor are there any circumstances that, to the knowledge of Bancshares, could reasonably be expected to result in any such material adverse change.

3.9  Absence of Undisclosed Liabilities
     ----------------------------------

     Except as Previously Disclosed, neither Bancshares nor Merchants has any liability (contingent or otherwise) that is material to Bancshares or Merchants or that, when combined with all similar liabilities, would be material to Bancshares or Merchants, except for liabilities incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Bancshares included in the Financial Statements, nor are there any circumstances that, to the knowledge of Bancshares and Merchants, are reasonably expected to result in any such liability.

3.10 Environmental Matters
     ---------------------

     (a) Bancshares and Merchants are in material compliance with all Environmental Laws. Neither Bancshares nor Merchants has received any communication alleging that Bancshares or Merchants is not in such compliance and, to the best knowledge of Bancshares and Merchants, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) To the best of the knowledge of Bancshares and Merchants, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability that would be material to

Bancshares or Merchants arising under any Environmental Laws against Bancshares or Merchants or against any person or entity whose liability for any Environmental Claim Bancshares or Merchants has or may have retained or assumed either contractually or by operation of law.

3.11  Allowance for Loan Losses
      -------------------------

      The allowance for loan losses reflected on the statements of financial condition included in Merchants' most recently filed Consolidated Reports of Condition and Income ("Call Report") is, in the opinion of the management of Bancshares and Merchants, adequate in all material respects as of the date of the Call Report under applicable regulatory requirements and the requirements of generally accepted accounting principles, to provide for reasonably anticipated losses on outstanding loans net of recoveries.

3.12  Tax Matters
      -----------

      (a) For the past five years, Bancshares and Merchants have timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Bancshares nor Merchants will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) For the past five years, all federal, state and local (and, if applicable, foreign) tax returns filed by Bancshares and Merchants have been complete and accurate in all material respects. Neither Bancshares nor Merchants is delinquent in the payment of any material tax, assessment or tax obligation, and neither Bancshares nor Merchants has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof that have not since been filed. No deficiencies for the tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Bancshares or Merchants that have not been settled and paid. There are currently no agreements in effect with respect to Bancshares or Merchants to extend the period of limitations for the assessment or collection of any tax. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending.

3.13  Legal Proceedings; Regulatory Approvals
      ---------------------------------------

      At the date hereof, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Bancshares and Merchants, threatened (or unasserted but considered by Bancshares or Merchants probable of assertion and that, if asserted, would have at least a reasonable probability of a materially unfavorable outcome) against Bancshares or Merchants or against any asset, interest, or right of Bancshares or Merchants or against any officer, director or employee of either of them that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or Merchants. To the best knowledge of Bancshares and Merchants, there are no actual or threatened actions, suits or proceedings that present a claim to restrain or prohibit the transactions contemplated herein. No fact or condition (including but not limited to Community Reinvestment Act compliance) relating to Bancshares or Merchants, known to Bancshares or Merchants, exists that would prevent BancTrust and Peoples from obtaining all of the federal and state regulatory approvals contemplated herein.

3.14  Compliance with Laws
      --------------------

      Bancshares and Merchants are in compliance in all material respects with all statutes and regulations applicable and material to the conduct of their respective businesses (except for any violations not material to the financial condition, results of operations, business or prospects of Bancshares and Merchants, respectively). Neither Bancshares nor Merchants has received notification from any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation that would have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or Merchants, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting the operations of Bancshares or Merchants. Neither Bancshares nor Merchants is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, nor has received any written communication requesting that either enter into any of the foregoing.

3.15  Deposit Insurance and Other Regulatory Matters
      ----------------------------------------------

      The deposit accounts of Merchants are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, and Merchants has paid all premiums and assessments and filed all reports required under the FDIA. Merchants has no brokered deposits.

3.16  Employee Benefit Plans
      ----------------------

      (a) Bancshares and Merchants have previously furnished true and complete copies of all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of Bancshares and/or Merchants together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

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

     (b) Neither Bancshares (or Merchants) nor any pension plan maintained by Bancshares (or Merchants) and qualified under Section 401 of the Code has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any pension plan that Bancshares or Merchants maintains for or with respect to any of its employees and that is qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. To the best of the knowledge of Bancshares and Merchants, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Neither Bancshares nor Merchants participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan (as such term is defined in ERISA).

     (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Bancshares and/or Merchants that is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. To the best of the knowledge of Bancshares and Merchants, no such letter has been revoked or threatened to be revoked, and neither Bancshares nor Merchants knows of any ground on which such revocation may be based. Neither Bancshares nor Merchants has any material liability under any such plan that is not reflected on the balance sheet included in the Financial Statements as of December 31, 1996.

     (e) To the best of the knowledge of Bancshares and Merchants, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the
Code) has occurred with respect to any employee benefit plan maintained by Bancshares or Merchants (i) that would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code, or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or Merchants.

     (f)  Neither Bancshares nor Merchants maintains any defined benefit plans.

3.17 Certain Contracts
     -----------------

     (a) Except as Previously Disclosed, at the date hereof, neither Bancshares nor Merchants is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any material agreement, arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Bancshares or Merchants or the guarantee by Bancshares or Merchants of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

     (b) Neither Bancshares nor Merchants is in default, which default would have a material adverse effect on Bancshares or Merchants or the transactions contemplated herein, under any agreement, commitment, arrangement, lease, insurance policy, or other instrument whether entered into the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.18  Brokers and Finders
      -------------------

      Except as Previously Disclosed, neither Bancshares nor Merchants nor any of their respective officers, directors or employees has (a) entered into any agreement with any broker, finder, financial advisor or attorney relating to services rendered or to be rendered to Bancshares or Merchants in connection with the sale of Bancshares and Merchants or the transactions contemplated in this Agreement or (b) incurred any liability for any fees, commissions or other transaction-based compensation in connection with the transactions contemplated herein.

3.19  Insurance
      ---------

      Bancshares and Merchants have Previously Disclosed an accurate and complete list and a brief description of all policies of insurance, including fidelity and bond insurance, of Bancshares and Merchants. Neither Bancshares nor Merchants is in default with respect to the provisions of any such policy or has failed to give notice or to present any claim thereunder in a due and timely fashion. All such policies (a) are sufficient for compliance by Bancshares and Merchants with all requirements of law and all agreements to which Bancshares or Merchants is a party, (b) are valid, outstanding and enforceable and (c) will not terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

3.20  No Repurchase Agreements
      ------------------------

      Neither Bancshares nor Merchants is a party to any agreement pursuant to which Bancshares or Merchants has purchased securities subject to an agreement to resell, any agreements pursuant to which Bancshares or Merchants has sold securities subject to an agreement to repurchase, or any interest rate swap or other similar agreement.

3.21  Loans
      -----

      Each of the loans on the books and records of Bancshares and Merchants, including unfunded portions of outstanding lines of credit and loan commitments, was made in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of Bancshares and Merchants, constitutes the legal, valid and binding obligation of the obligator named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. To the best knowledge of Bancshares and Merchants, neither the terms of any such loans nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates, in a any material respect, any federal, state or local statute, regulation or ordinance, including but not limited to Regulation O of the FRB, the regulations of the FDIC and the Alabama State Banking Department, the Truth in Lending Act, the Equal Credit Opportunity Act, Regulations Z and B of the FRB, and state laws, rules and regulations relating consumer protection, instalment sales and usury.

3.22  Properties
      ----------

      All real and personal property owned by Bancshares and Merchants or presently used by either of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Bancshares and Merchants in the ordinary course of business consistent with their past practices. Bancshares and Merchants have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the statements of financial condition included in the most recent Financial Statements of Bancshares and Merchants or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) dispositions and encumbrances for business and (v) as disclosed in the Financial Statements of Bancshares and Merchants. All material leases pursuant to which Bancshares or Merchants, as lessee, leases real or personal property, are valid and enforceable in accordance with their respective terms.

3.23  Minute Books
      ------------

      The minute books of Bancshares and Merchants contain complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and shareholders.

3.24  Disclosures
      -----------

      None of the representations and warranties of Bancshares and Merchants, or any of the information or documents furnished or to be furnished by Bancshares or Merchants to BancTrust and Peoples in connection with the execution and delivery of this Agreement and the consummation of the Merger, is or will be false or misleading in any material respect or contains or will contain any untrue statement of a material fact. There is no fact known to Bancshares or Merchants that could materially adversely affect the financial condition, results of operation, business or prospects of Bancshares on a consolidated basis that has not been

Previously Disclosed. To the best of the knowledge of Bancshares and Merchants, copies of all documents referred to in this Article III are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                             BANCTRUST AND PEOPLES

     Except as Previously Disclosed, BancTrust and Peoples each represent and warrant to Bancshares as follows:

4.1  Organization, Standing and Authority
     ------------------------------------

     (a) BancTrust is a corporation, and Peoples is a commercial bank, both duly organized, validly existing and in good standing under the laws of the State of Alabama. Each has full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of BancTrust or Peoples.

     (b) Acquisition Corporation will be at the Effective Time a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Acquisition Corporation will not engage in any business other than in connection with the Merger, and Acquisition Corporation will have no material obligations or liabilities other than its obligations hereunder and under the Plan of Merger until the Effective Time.

4.2  Authorized and Effective Agreement
     ----------------------------------

     (a) Each of BancTrust and Peoples has all requisite corporate power and authority to enter into this Agreement, and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BancTrust and Peoples. This Agreement constitutes a legal, valid and binding obligation of BancTrust and Peoples, enforceable against each of them in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) At the Effective Time, Acquisition Corporation will have full corporate power and authority to consummate the Merger, the consummation of the Merger will have been duly and validly approved by the Board of Directors of Acquisition Corporation and by BancTrust, as the sole shareholder of Acquisition Corporation, and no other corporate proceedings on the part of Acquisition Corporation will be necessary to consummate the Merger. By the Effective Time,

Acquisition Corporation will have duly and validly executed and delivered the Plan of Merger, and such Plan of Merger will constitute a valid and binding obligation of Acquisition Corporation enforceable against it in accordance with and subject to its terms, subject as to enforceability to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) As of the date hereof, neither BancTrust nor Peoples is aware of any reasons relating to BancTrust and/or Peoples (including, without limitation, Community Reinvestment Act compliance) why all required approvals and consents shall not be procured from all regulatory agencies having jurisdiction of the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

     (d) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance by BancTrust and Peoples with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of BancTrust or Peoples, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BancTrust or Peoples pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BancTrust or Peoples.

4.3  Securities Documents; Regulatory Reports
     ----------------------------------------

     BancTrust has previously delivered to Bancshares and Merchants complete and accurate copies of its Annual Report on Form 10-K and Annual Report to Shareholders for the fiscal year ended December 31, 1996 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1997. Peoples has previously delivered to Bancshares and Merchants complete and accurate copies of its Call Reports for the quarters ended June 30 and September 30, 1997, as filed with the FRB.

4.4  Obstacles to Regulatory Approval or Tax Treatment
     -------------------------------------------------

     To the best of the knowledge and belief of the management of BancTrust and Peoples, no fact or condition (including Peoples' record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay BancTrust or Peoples from (i) obtaining the regulatory approvals required in order to consummate the transactions described herein, or (ii) based on consultation with qualified tax advisors, obtaining the tax treatment contemplated by Section 6.3(f) of this Agreement, and, if any such fact or condition becomes known to the executive officers of BancTrust and/or Peoples, BancTrust promptly (and in any event within 10 banking days after obtaining such knowledge) shall communicate such fact or condition to the Chief Executive Officer of Bancshares.

                                   ARTICLE V
                                   COVENANTS

5.1  Shareholder Meeting
     -------------------

     Bancshares shall take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable, including without limitation the preparation of proxy materials for such meeting of shareholders. Subject to compliance with the legal and fiduciary duties of such directors, the Board of Directors of Bancshares shall recommend that its shareholders approve this Agreement and the Plan of Merger.

5.2  Proxy Statement
     ---------------

     BancTrust and Bancshares shall cooperate in the timely preparation of the Proxy Statement for the meeting of Bancshares shareholders to be held for the purpose of having such shareholders vote upon approval of this Agreement and the Plan of Merger. Bancshares shall cause the Proxy Statement to be mailed to its shareholders.

5.3  Applications
     ------------

     As promptly as practicable after the date hereof, BancTrust and Peoples shall submit applications for prior approval of the transactions contemplated herein to each federal, state or local government agency, department or body the approval of which is required for consummation of the transactions contemplated by this Agreement. Bancshares shall have the right to review and comment on the portions of such applications and amendments that relate directly to it prior to their filing with any regulatory agencies, and BancTrust and Peoples promptly shall furnish Bancshares with copies after filing of applications with these or any other regulatory agencies. The parties to this Agreement represent and warrant to each other that all information concerning them and their directors, officers and shareholders included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects.

5.4  Best Efforts
     ------------

     BancTrust and Bancshares shall each use its best efforts in good faith to
(i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections
5.2 and 5.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest practicable date. Neither BancTrust or Peoples on the one hand nor Bancshares or Merchants on the other hand shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the transactions described in this Agreement and the Plan of Merger.

5.5  Investigation and Confidentiality
     ---------------------------------

     (a) Bancshares and Merchants will keep BancTrust and Peoples advised of all material developments relevant to their respective business and to consummation of the Merger. BancTrust and Peoples will advise Bancshares and Merchants of any material adverse change or material development that is likely adversely to affect consummation of the Merger. BancTrust and Bancshares each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger; provided, however, that such investigations shall be reasonably related to the Merger, shall not interfere unnecessarily with normal operations, and shall be conducted and completed on as prompt a basis as shall be reasonably possible under the circumstances after the date of this Agreement. BancTrust and Bancshares agree to furnish the other and the other's representatives with such financial data and other information with respect to its business and properties as such other party or its representatives shall from time to time reasonably request. No investigation pursuant to this Section 5.5(a) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause its directors, officers, attorneys, and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1 hereof. In the event that the Merger is not consummated, each party, and its officers and representatives, shall return to the other party all such non-public information and all copies thereof whether in written or other tangible form.

     (b) In the event BancTrust or Bancshares becomes aware, as a result of an investigation pursuant to Section 5.5(a) above, of a breach of any representation or warranty made by the other party, BancTrust or Bancshares shall give the party committing the breach written notice of such breach not later than 30 days after discovery thereof. The party committing the breach shall cure such breach within 30 days after it receives written notice of such breach .

5.6  Disclosure Supplements
     ----------------------

     From time to time prior to the Effective Time, Bancshares and Merchants shall promptly supplement or amend any materials Previously Disclosed and delivered to BancTrust and Peoples pursuant hereto with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to BancTrust and Peoples or that is necessary to correct any untrue representation or warranty or information in such materials that has been rendered materially inaccurate thereby. No supplement or amendment to such materials shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VI or compliance by Bancshares and Merchants with the covenants set forth in Section 5.8 hereof.

5.7  Press Releases
     --------------

     BancTrust and Bancshares shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary.

5.8  Forbearance of Bancshares and Merchants
     ---------------------------------------

     Except with the prior written consent of BancTrust, which consent shall not be unreasonably withheld, or as expressly contemplated herein, between the date hereof and the Effective Time, neither Bancshares nor Merchants shall:

          (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted or established (including the acquisition of capital assets exceeding $10,000.00 in amount, either individually or in the aggregate, or in the case of related acquisitions, except in connection with realizing on collateral), or acquire any new subsidiary or cause to permit any subsidiary to engage in any new activity or materially expand any existing activities;

          (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, except for (i) payment of Bancshares' regular annual dividend, not to exceed $7.50 per share of Bancshares Common Stock, for the year ending December 31, 1997, and (ii) payment of a special dividend, payable on the Closing Date to shareholders of record of Bancshares as of such date, equal to the product of $7.50 times a fraction, the numerator of which is the number of days between December 31, 1997 and the Closing Date and the denominator of which is 365;

          (c) issue, sell or otherwise dispose of any shares of its capital stock;

          (d)  except for the repurchase by Merchants in accordance with Section
     5.11 of this Agreement of the 28 shares of Merchants Preferred Stock that are held as directors' qualifying shares, purchase, redeem, retire or otherwise acquire or hypothecate, pledge or otherwise encumber any shares of its capital stock;

          (e) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (f) except as Previously Disclosed, purchase or otherwise acquire, or sell, encumber, or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies, provided, however, that in no event shall Bancshares or Merchants purchase or otherwise acquire, or sell, encumber or otherwise dispose of, any investment securities in excess of $100,000.00;

          (g) except as Previously Disclosed, engage in any transaction or agreement with any officer, director or greater than 5% shareholder of Bancshares or Merchants or any affiliate of any such officer, director or shareholder;

          (h) amend its Articles of Incorporation or Bylaws or equivalent documents; impose, or suffer the imposition, on any share of stock held by Bancshares of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or comprise any material debt or claim other than in the ordinary course of its business;

          (i) fail to comply in any material respect with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business except where Bancshares or Merchants is in good faith contesting the validity of any of the foregoing; or where the failure to so comply will not have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or Merchants;

          (j) elect any additional officers or directors, or increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner and amount consistent with past practice;

          (k) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, or, except as required by applicable law or regulation, renew, amend or modify any such arrangement or plan now in existence, except that Bancshares and/or Merchants shall purchase tail coverage under their directors' and officers' liability insurance for a period of three years after the Effective Time;

          (l) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Bancshares or Merchants or any business combination with Bancshares or Merchants other than as contemplated by this Agreement (except as may be required if the directors of Bancshares receive reasoned advice of their legal counsel based on which such directors conclude that the failure to furnish such information or participate in such negotiations or discussions would constitute a breach of the directors' fiduciary or legal obligations); or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify BancTrust immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, Bancshares (Bancshares shall provide BancTrust with reasonable detail as to the identity of any person or entity from whom such inquiries or proposals are received and the terms of the transaction discussed or proposed);

          (m) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, other than agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Bancshares or Merchants or guarantee by Bancshares or Merchants of any such obligation, except in the ordinary course of business consistent with past practice and except for drawing on currently existing lines of credit,
     (iii) any agreement, arrangement or commitment relating to the employment of, or severance of, a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee, or (iv) any contract, agreement or understanding with a labor union;

          (n) change its lending, investment or asset liability management policies in any material respect except as may be required by applicable law;

          (o) change its method of accounting in effect at December 31, 1996, except as required by changes in regulation or generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law or regulation;

          (p) incur expenses relating to the Merger in excess of $10,000.00, except as disclosed on the Estimate of Merger Expenses attached hereto as Exhibit B; or
     ---------

          (q)  agree to do any of the foregoing.

5.9  Employment and Consulting Arrangements; Severance Benefits
     ----------------------------------------------------------

     (a) Bancshares and BancTrust agree that appropriate steps shall be taken to terminate all employee benefit plans of Bancshares and Merchants as of the Effective Time or as promptly as practicable thereafter.

     (b) On the Closing Date, BancTrust and Merchants shall enter into consulting agreements with James A. Kelly, Sr. and John P. Kelly in accordance with the forms annexed hereto as Exhibits C and D, respectively.
                                 ----------     -

     (c) Each employee of Bancshares or Merchants who continues as an employee of Merchants or who becomes an employee of Peoples subsequent to the Merger shall be immediately entitled to participate in all employee benefit plans sponsored by Peoples or BancTrust on the same terms and to the same extent as newly hired employees. Such employees shall receive credit for their period of service to Bancshares and/or Merchants for purposes of determining accrued vacation, sick leave and short-term disability, and for eligibility, participation and vesting (but not for benefit accrual) in all Peoples' plans qualifying under Section 401 of the Code.

     (d) Not less than 30 days after the date of this Agreement, Bancshares and Merchants shall identify those individuals, other than James A. Kelly, Sr. and John P. Kelly, they consider to be 10-year key employees. Prior to the Effective, Time, BancTrust and/or Peoples shall determine to retain or terminate such designated key employees. BancTrust and/or Peoples shall provide each designated 10-year key employee who is terminated as of the Effective Time, or within six months thereafter, a severance benefit in an amount equal to one week's pay, at his or her respective current salary, for each year of employment with Merchants; provided, however, that no severance benefit shall be paid to any terminated employee who is terminated after the Effective Time for cause or who voluntarily resigns; and provided further that the aggregate amount of such severance benefits, which shall be accrued as of the Effective Time, shall not exceed $150,000 in the aggregate.

5.10 Repurchase of Directors' Qualifying Shares of Merchants
     -------------------------------------------------------

     On the Closing Date, Merchants shall repurchase the 28 shares of Merchants Preferred Stock that are held by the directors of Merchants as qualifying shares for a price of $50.00 per share.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

6.1  Conditions Precedent -- All Parties
     -----------------------------------

     The respective obligations of the parties to this Agreement to effect the transactions contemplated hereby and by the Plan of Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing
Date:

          (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, including without limitation the approval by the requisite vote by the shareholders of Bancshares of this Agreement and the Plan of Merger, shall have been duly and validly taken;

          (b) All approvals of the transactions contemplated hereby from any state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received (subject to no conditions that in the reasonable judgment of BancTrust would have a material adverse effect on the condition (financial or other), business operations, assets or prospects of, or would materially impair the value of, BancTrust, People, Bancshares or Merchants), all notice periods and waiting periods required after the granting of any such approvals shall have passed and all such approvals shall be in effect, and at the Closing Date neither Bancshares nor Merchants shall be subject to any regulatory or supervisory cease and desist order, agreement written directive, memorandum of understanding or written commitment; and

          (c) Neither BancTrust or Peoples nor Bancshares or Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by this Agreement and the Plan of Merger.

6.2  Conditions Precedent -- Bancshares and Merchants
     ------------------------------------------------

     The obligations of Bancshares and Merchants to effect the transactions contemplated by this Agreement and the Plan of Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by Bancshares and Merchants pursuant to Section 7.4 hereof:

          (a) The representations and warranties of BancTrust and Peoples set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Bancshares (which consent shall not be unreasonably withheld) and except for changes, none of which individually or in the aggregate has materially and adversely affected the condition (financial or other), business operations, assets or prospects of BancTrust and Peoples.

          (b) BancTrust and Peoples shall have in all material respects performed all material obligations and complied with all material covenants required to be performed by them on or prior to the Closing Date.

          (c) BancTrust and Peoples shall have delivered to Bancshares certificates, dated as of the Closing Date and signed by their respective Chairmen or Presidents, to the effect that the conditions set forth in
     Section 6.1(a), 6.1(c), 6.2(a) and 6.2(b), to the extent applicable to BancTrust and Peoples, respectively, have been satisfied.

          (d) Bancshares shall have received opinions of Kutak Rock (with respect to matters of federal law) and Gamble, Gamble, Calame & Wilson, L.L.C. (with respect to all other matters), dated as of the Closing Date, collectively to the effect that:

               (i) BancTrust is a corporation, and Peoples is a commercial bank, validly existing and in good standing under the laws of the State of Alabama, and each has the corporate power and corporate authority to execute, deliver and perform all transactions contemplated by this Agreement and the Plan of Merger;

               (ii) The execution, delivery and performance as of the date of such opinions of all transactions contemplated by this Agreement have been duly authorized and approved by all requisite corporate action on the part of BancTrust and Peoples;

               (iii) This Agreement and the Plan of Merger have been duly authorized, executed and delivered by BancTrust and Peoples and constitute valid and binding obligations of BancTrust and Peoples, enforceable against BancTrust and Peoples in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors rights and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements or documents are considered in a proceeding in equity or at law); it being understood, however, that the foregoing shall mean only that if there is a default in performance of an obligation (A) if a failure to pay or other damage can be shown and (B) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and the aforesaid exceptions, the court will provide a money damage (or perhaps injunctive or specific performance) remedy; and

               (iv) All consents and approvals of (and filings with) all federal or state regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement and the Plan of Merger required by law for BancTrust or Peoples to have been obtained or accomplished, have been obtained or accomplished; such opinion to express those agencies or authorities whose approvals have been obtained or accomplished and to be given on a knowledge basis as to all others.

          Such opinions may be governed by, and interpreted in accordance with, the Legal Opinion Accord, of the Section of Business Law, American Bar Association (1991).

6.3  Conditions Precedent -- BancTrust and Peoples
     ---------------------------------------------

     The obligations of BancTrust and Peoples to effect the transactions contemplated by this Agreement and the Plan of Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date, unless waived by BancTrust and Peoples pursuant to Section 7.4 hereof:

          (a) The representations and warranties of Bancshares and Merchants set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BancTrust and Peoples (which consent shall not be unreasonably withheld) and except for changes, none of which individually or in the aggregate has materially and adversely affected the condition (financial or other), business operations, assets or prospects of Bancshares or Merchants.

          (b) Bancshares and Merchants shall have in all material respects performed all material obligations and complied with all material covenants required to be performed by it on or prior to the Closing Date.

          (c) All employment agreements between current and former directors, executive officers and other employees of Bancshares shall have been terminated, and to the extent that any other material contract, arrangement or lease to which Bancshares is a party shall require the consent of any other person to the Merger, such consent shall be obtained.

          (d) Bancshares and Merchants shall have delivered to BancTrust a certificate, dated as of the Closing Date and signed by their respective Chairmen or Presidents, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a), 6.3(b) and 6.3(c), to the extent applicable to Bancshares and Merchants, respectively, have been satisfied.

          (e) BancTrust shall have received an opinion of Rothgerber, Appel, Powers & Johnson, LLP, dated as of the Closing Date, subject to such qualifications, assumptions and limitations as shall be reasonably satisfactory to BancTrust and its counsel (which opinion may rely as to matters of Alabama law on Alabama counsel reasonably acceptable to BancTrust), to the effect that:

               (i) Bancshares is a corporation, and Merchants is a commercial bank, duly organized, validly existing and in good standing under the laws of the State of Alabama, and each of them has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger;

               (ii) The authorized capital stock of Bancshares consists of 24,000 shares of Bancshares Common Stock, of which the number of shares of Bancshares Common Stock specified in the opinion are issued and outstanding at the Effective Time. Each of such outstanding shares of Bancshares Common Stock (A) has been validly issued and is fully paid and nonassessable and (B) has not been issued in violation of any preemptive rights. To such counsel's knowledge, no unissued shares of Bancshares Common Stock or any other securities of Bancshares are subject to any warrants, options, commitments, preemptive or other rights of any kind or nature, and Bancshares is not obligated to issue any additional shares of capital stock or any other securities of any kind or nature;

               (iii) The authorized capital stock of Merchants consists of 24,000 shares of Merchants Common Stock and 140 shares of Merchants Preferred Stock, of which the number of shares of Merchants Common Stock and Merchants Preferred Stock specified in the opinion are issued and outstanding at the Effective Time. Each of the outstanding shares of Merchants Common Stock and Merchants Preferred Stock (A) has been validly issued and is fully paid and nonassessable and (B) has not been issued in violation of any preemptive rights. To such counsel's knowledge, no unissued shares of Merchants Common Stock, Merchants Preferred Stock or any other securities of Merchants are subject to any warrants, options, commitments, preemptive rights or other rights of any kind or nature, and Merchants is not obligated to issue any additional share of capital stock or any other securities of any kind or nature;

               (iv) The execution, delivery and performance, as of the date of such opinion, of this Agreement and the Plan of Merger and all transactions contemplated by this Agreement and the Plan of Merger (A) have been duly authorized and approved by all requisite corporate action on the part of Bancshares and Merchants and (B) do not and will not violate the provisions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Bancshares or Merchants, or, to such counsel's knowledge, any other material agreement or instrument to which Bancshares or Merchants is a party or to which it or any of its properties or assets is subject, except where such default would not have a material adverse effect on the financial condition, operations, business or properties of Bancshares or Merchants;

               (v) This Agreement and the Plan of Merger have been duly authorized, executed and delivered by Bancshares and Merchants and constitute valid and binding obligations of Bancshares and Merchants, enforceable against Bancshares and Merchants, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying general principles of equity (regardless of whether such agreements or documents are considered in a proceeding in equity or at law); it being understood however, that the foregoing shall mean only that if there is a default in performance of an obligation (A) if a failure to pay or other damage can be shown and (B) if the defaulting party can be brought into a court that will hear the case and apply the governing law, then, subject to the availability of defenses and the aforesaid exceptions, such counsel believes that a court would provide legal or equitable relief;

               (vi) Subject to the satisfaction of post-closing conditions, Bancshares has obtained all consents and approvals of (and made all filings with) all federal or state regulatory agencies or other authorities having jurisdiction over the transactions contemplated by this Agreement that Bancshares was required to obtain or make in order to consummate such transactions; such opinion to express those agencies or authorities whose approvals have been obtained or accomplished and to be given on a knowledge basis as to all others; and

               (vii) The deposits of Merchants are insured by the Bank Insurance Fund of the FDIC.

          (f) BancTrust shall have received opinions from each of (i) Wallace, Ellis, Fowler & Head, (ii) Pritchard, McCall & Jones, L.L.C., and (iii) Mitchell A. Spears, Attorney at Law, to the effect that, to the respective best knowledge of each after due inquiry, there is no pending litigation, proceeding or governmental investigation to which Bancshares or Merchants is a party, or any threatened litigation, proceeding or governmental investigation against Bancshares or Merchants which, if brought, would materially and adversely affect the business of Bancshares or Merchants or the transactions contemplated by this Agreement.

          (g) BancTrust shall have received an opinion of Kutak Rock, dated as of the Closing Date, to the effect that (i) BancTrust, Acquisition Corporation and Bancshares will not recognize any gain or loss upon the acquisition by BancTrust of the Bancshares Common Stock; (ii) Bancshares will not recognize any gain or loss upon its distribution of all its assets to, and the assumption of all its liabilities by, BancTrust in complete liquidation; and (iii) BancTrust will not recognize any gain or loss upon its receipt of all the assets and its assumption of all the liabilities of Bancshares as part of the Merger.

          (h) BancTrust shall have received an opinion from its financial advisor, Baxter Fentriss and Company, dated within ten (10) business days prior to the Closing Date, to the effect that the terms of this Agreement and the Plan of Merger are fair to BancTrust's shareholders from a financial point of view.

          (i) The holders of not more than 10% of the Bancshares Common Stock outstanding immediately prior to the Closing Date shall not have filed with Bancshares proper demand for appraisal of and payment for their shares pursuant to applicable law, unless such demands have been duly withdrawn.

          (j) BancTrust shall have received an environmental report on Merchants' offices and underlying land located at 835 Main Street, Montevallo, Alabama and any other real estate owned by Bancshares or Merchants, such report or other reports derived therefrom to be satisfactory to BancTrust (it being understood that such report or reports shall be deemed satisfactory to BancTrust unless such report or reports evidence potential environmental liabilities or costs which, if incurred, would have a material adverse affect on Bancshares' or Merchants' consolidated financial condition, results of operations, business or prospects).

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1  Termination
     -----------

     This Agreement may be terminated:

          (a) at any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

          (b) at any time on or prior to the Closing Date, by BancTrust in writing if Bancshares or Merchants has, or by Bancshares in writing if BancTrust or Peoples has, in any material respect, breached (i) any covenant or undertaking contained herein, or (ii) any representation or warranty contained herein, which breach materially and adversely affects the financial condition, results of operations, business or prospects of Bancshares or Merchants on the one hand or BancTrust or Peoples on the other hand, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach (which notice must be given not later than 30 days after discovery of such breach) or the Closing Date;

          (c) on the Closing Date, by either BancTrust or Bancshares in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled;

          (d) at any time, by BancTrust in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement that, in the reasonable opinion of BancTrust, would so materially adversely affect the business or economic benefits of the transactions contemplated by this Agreement and the Plan of Merger as to render consummation of such transactions inadvisable or unduly burdensome, and the time period for appeals and requests for reconsideration has run;

          (e) at any time, by either BancTrust or Bancshares in writing, if the shareholders of Bancshares do not approve this Agreement and the Plan of Merger by a vote taken thereon at a meeting duly called for such purpose;

          (f) by either BancTrust or Bancshares in writing, if the Closing Date has not occurred within six months from the date of this Agreement; provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated within such six-month period; and

          (g) at any time by BancTrust or Bancshares in writing, if it determines in good faith that any condition precedent to its obligations to consummate the transactions contemplated hereby are or would be impossible to satisfy.

7.2  Effect of Termination
     ---------------------

     In the event this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (a) the provisions relating to confidentiality and expenses set forth in Section 5.5 and 8.1, respectively, shall survive any such termination and (b) a termination pursuant to Section 7.l(b) shall not relieve the breaching party from liability for an uncured willful breach of the covenant, undertaking, representation or warranty giving rise to such termination.

7.3  Survival of Representations, Warranties and Covenants
     -----------------------------------------------------

     Except for the representations, warranties and covenants of Bancshares and Merchants regarding tax matters (including but not limited to those representations and warranties set forth in Section 3.12 hereof), all representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BancTrust or Peoples on the one hand or Bancshares or Merchants on the other hand (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either BancTrust or Bancshares, the aforesaid representations, warranties and covenants being material inducements to consummation by the parties hereto of the transactions contemplated herein.

7.4  Waiver
     ------

     Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement and the Plan of Merger by the shareholders of Bancshares) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any other document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations or (iii) the performance by the other party of any of its obligations set out herein or therein; provided, however, that no such waiver or amendment or supplement pursuant to Section 7.5 hereof executed after approval of this Agreement and the Plan of Merger by the shareholders of Bancshares shall reduce the Per Share Purchase Price without the requisite approval of the shareholders of Bancshares. Nothing in this Section 7.4 will permit any party to waive any required regulatory approvals or other conditions that, if not satisfied, would result in the violation of any law or applicable governmental regulation.

7.5  Amendment or Supplement
     -----------------------

     This Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto, subject to the proviso to
Section 7.4 hereof. Any such amendment or supplement must be in writing and approved by the respective Boards of Directors of the parties hereto.

                                 ARTICLE VIII
                                 MISCELLANEOUS

8.1  Expenses
     --------

     Each party hereto shall be responsible for its own costs and expenses; provided, however, if either BancTrust or Peoples on the one hand or Bancshares or Merchants on the other hand willfully breaches its obligations under this Agreement or the Plan of Merger, or willfully fails to satisfy a condition precedent to the closing of the Merger, such party shall be liable to the other for all of its out-of-pocket expenses, in addition to all other rights and remedies such other party may have. All costs and expenses, including legal, accounting and financial advisors' fees, and all fees to be submitted in connection with applications and filings, shall be paid by the party for whom such services are performed or on whose behalf such filing or application is made.

8.2  Entire Agreement
     ----------------

     This Agreement and the Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Section 5.10 hereof.

8.3  No Assignment
     -------------

     None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4  Notices
     -------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to BancTrust or Peoples:

          The Peoples BancTrust Company, Inc.
          310 Broad Street
          Selma, Alabama 36701
          Attention: Richard P. Morthland, Chairman of the Board

     With copies to:

          Gamble, Gamble, Calame & Wilson, L.L.C.
          807 Selma Avenue
          Selma, Alabama 36701
          Attention:  Harry W. Gamble, Jr., Esq.

          and:

          Kutak Rock
          1101 Connecticut Avenue, N.W., Suite 1000
          Washington, D.C. 20036
          Attention:  Edward B. Crosland, Jr., Esq.

     If to Bancshares or Merchants:

          Merchants & Planters Bancshares, Inc.
          835 Main Street
          Montevallo, Alabama 35115
          Attention: James A. Kelly, Sr., President and Chief Executive Officer

     With a copy to:

          Rothgerber, Appel, Powers & Johnson LLP
          One Tabor Center, 1200 17th Street
          Suite 3000
          Denver, Colorado 80202
          Attention:  William P. Johnson, Esq.

8.5  Captions
     --------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6  Counterparts
     ------------

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

8.7  Governing Law
     -------------

     This Agreement shall be construed and interpreted in accordance with the laws of the State of Alabama applicable to agreements made and entirely to be performed within such jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest:                         THE PEOPLES BANCTRUST COMPANY, INC.



 /s/ M. Scott Patterson         By: /s/ Richard P. Morthland
-------------------------          ----------------------------------
                                   Richard P. Morthland, Chairman


Attest:                         THE PEOPLES BANK AND TRUST COMPANY



 /s/ M. Scott Patterson         By: /s/ Richard P. Morthland
-------------------------          ----------------------------------
                                   Richard P. Morthland, Chairman


Attest:                         MERCHANTS & PLANTERS BANCSHARES, INC.



 /s/ John P. Kelly              By: /s/ James A. Kelly, Sr.
-------------------------          ----------------------------------
                                   James A. Kelly, Sr., President and
                                   Chief Executive Officer


Attest:                         MERCHANTS & PLANTERS BANK



 /s/ James A. Kelley, Sr.       By: /s/ John P. Kelly
-------------------------          ----------------------------------
                                   John P. Kelly, President and Chief
                                   Executive Officer

                                                                       EXHIBIT A

                                PLAN OF MERGER


                     MERCHANTS & PLANTERS BANCSHARES, INC.

                                      AND

                           PEOPLES ACQUISITION CORP.


     PLAN OF MERGER ("Plan"), dated as of December 2, 1997, by and among The Peoples BancTrust Company, Inc., an Alabama business corporation ("BancTrust"), Peoples Acquisition Corp., an Alabama business corporation ("Acquisition Corporation"), and Merchants & Planters Bancshares, Inc., an Alabama business corporation ("Bancshares"). Pursuant to the Plan, Acquisition Corporation will be merged with and into Bancshares, Bancshares shall survive the merger and shall become the wholly owned subsidiary of BancTrust, and all of the outstanding shares (except for treasury shares) of Bancshares' common stock, par value $1.00 per share ("Bancshares Common Stock"), will be exchanged for and converted into the right to receive cash consideration of $949.38 per share.

                                   ARTICLE I
                                  THE MERGER

     In accordance with the provisions of this Plan and the applicable provisions of the Alabama Business Corporation Act (the "ABCA"), as promptly as practicable following the satisfaction or waiver of the conditions to the obligations of BancTrust, The Peoples Bank and Trust Company, an Alabama commercial bank, Bancshares and Merchants & Planters Bank, an Alabama commercial bank, under the Agreement and Plan of Reorganization dated as of December 2, 1997 (as it may be amended from time to time, the "Acquisition Agreement"), Acquisition Corporation will be merged with and into Bancshares (the "Merger"). Bancshares shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the name, identity, rights, privileges, powers, franchises, properties and assets of Bancshares shall continue unaffected and unimpaired by the Merger. At the Effective Time (as defined in Article II of this Plan), the identity and separate existence of Acquisition Corporation shall cease, all of the rights, privileges, powers, franchises, properties and assets of Acquisition Corporation shall be vested in the Surviving Corporation, and the Surviving Corporation shall be subject to all of the liabilities and obligations of Acquisition Corporation.

                                  ARTICLE II
                                EFFECTIVE TIME

     Immediately following and contingent upon the occurrence of the Closing (as defined in Article 2.2(a) of the Acquisition Agreement), the Merger shall become effective at the time, and on the date, specified in the Articles of Merger as filed with the Secretary of State of Alabama in accordance with the applicable provisions of the ABCA. Such time and date shall be referred to in this Agreement as the "Effective Time."

                                  ARTICLE III
                               NAMES OF PARTIES

3.1  Names of the Merging Corporations
     ---------------------------------

     The names of the corporations planning to merge are "Merchants & Planters Bancshares, Inc." and "Peoples Acquisition Corp."

3.2  Name of the Surviving Corporation
     ---------------------------------

     At and after the Effective Time, the name of the Surviving Corporation shall be "Merchants & Planters Bancshares, Inc."

                                  ARTICLE IV
                           ARTICLES OF INCORPORATION

     The Articles of Incorporation of Bancshares, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

                                   ARTICLE V
                                    BYLAWS

     The Bylaws of Bancshares, as in effect immediately before the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

                                  ARTICLE VI
                            DIRECTORS AND OFFICERS

     At and after the Effective Time, the directors of the Surviving Corporation shall be the persons named below, each of whom shall serve as a director until such time as his or her successor is duly elected and has qualified:

           Richard P. Morthland                 Elam P. Holley, Jr.

           Andrew C. Bearden, Jr.               John C. Chisolm

           M. Scott Patterson


     At and after the Effective Time, the officers of the Surviving Corporation shall be the persons named below, each of whom shall serve in the indicated capacity until such time as his or her successor is duly appointed:

           Name of Officer                      Position
           ---------------                      --------

           Richard P. Morthland                 President

           P. Holley, Jr.                       Secretary/Treasurer

                                  ARTICLE VII
                     ACQUISITION AND CONVERSION OF SHARES

7.1  Conversion of Shares of Bancshares Common Stock.
     -----------------------------------------------

     At the Effective Time, by virtue of the Merger and without any action on the part of BancTrust, Acquisition Corporation or Bancshares or of the holders of the shares of Bancshares Common Stock:

          (a) Each share of Bancshares Common Stock issued and outstanding at the Effective Time, except as provided in subsection (b) of this Section
     7.1 and except for shares held by shareholders who dissent and are entitled to payment under applicable provisions of the ABCA ("Dissenting Shareholders"), shall be converted into and represent solely the right to receive $949.38 in cash (the "Per Share Purchase Price") upon compliance with the procedures of Section 7.4 hereof, and shall no longer represent a share of Bancshares Common Stock or an interest of any kind or nature whatever in Bancshares.

          (b) Any shares of Bancshares Common Stock that are owned or held by Bancshares or any of its subsidiaries (other than in a fiduciary capacity) or by BancTrust or any of its subsidiaries (other than in a fiduciary capacity) at the Effective Time shall cease to exist, and the certificates for such shares shall as promptly as possible be cancelled and no cash shall be exchanged therefor.

7.2  Conversion of Shares of Acquisition Corporation Common Stock.
     ------------------------------------------------------------

     Each share of common stock of Acquisition Corporation, par value $.01 per share ("Acquisition Corporation Common Stock"), issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one outstanding share of Bancshares Common Stock. From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Corporation Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Bancshares Common Stock into which such shares of Acquisition Corporation Common Stock shall have been converted.

7.3  Dissenters' Rights.
     ------------------

     Any holder of shares of Bancshares Common Stock shall be entitled to exercise dissenters' rights of appraisal as specified in the ABCA if such shareholder complies in all respects with the procedures set forth in Sections 13.20-13.28 of the ABCA. Shares of

Bancshares Common Stock that have not been voted for adoption of the Acquisition Agreement and with respect to which appraisal shall have been properly demanded in accordance with the foregoing provisions of the ABCA ("Dissenting Shares") shall not be converted into the right to receive the Per Share Purchase Price at or after the Effective Time unless and until the Dissenting Shareholder withdraws his or her demand or becomes ineligible for such appraisal.

7.4  Procedures for Exchange of Bancshares Shares for Cash.
     -----------------------------------------------------

          (a)  Exchange Agent:  Immediately following the Effective Time,
               --------------
     BancTrust or Acquisition Corporation shall take all steps necessary to provide to a mutually acceptable commercial bank designated by BancTrust to act as exchange agent (the "Exchange Agent") on behalf of the record holders of Bancshares Common Stock at the Effective Time (individually, a "Record Holder") the funds necessary to make the payments contemplated by
     Section 7.1 hereof. The parties hereto shall cooperate and take all steps necessary to cause the Exchange Agent to mail, not later than five (5) business days following the Effective Time, to each Record Holder (other than the holders of shares referenced in Section 7.1(b) hereof) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Bancshares Common Stock (the "Certificates") a notice specifying the procedures to be followed in endorsing and surrendering such Record Holder's Certificates and a form letter of transmittal for return to the Exchange Agent.

          (b)  Surrender of Certificates:  As promptly as possible after receipt
               -------------------------
     of the Exchange Agent's notice, each Record Holder shall surrender his or her Certificates to the Exchange Agent, together with properly completed transmittal materials; provided, however, that if any Record Holder shall be unable to surrender his or her Certificates due to loss or mutilation thereof, such Record Holder may make a constructive surrender by following procedures (including, where applicable, the giving of an indemnity agreement or bond of the kind and amount that the Exchange Agent deems necessary and appropriate to indemnify it in a manner reasonably satisfactory to it against all such claims, expenses and liabilities as may arise out of the Exchange Agent's payment to such Record Holder in the absence of the surrender of a Certificate) comparable to those customarily used by BancTrust for issuing replacement certificates to BancTrust shareholders whose BancTrust stock certificates have been lost or mutilated. Promptly following the Exchange Agent's receipt of a proper actual or constructive surrender of Certificates from a Record Holder, the Exchange Agent shall deliver the consideration to which such Record Holder is entitled pursuant to Section 7.1(a) hereof. The Exchange Agent shall not be obligated to deliver such consideration to any Record Holder until such Record Holder makes a proper actual or constructive surrender of his or her Certificates, and no interest shall accrue or be paid on such amounts.

          (c)  No Further Exchanges:  After the Effective Time, there shall be
               --------------------
     no transfers on the stock transfer books of Bancshares of the shares of Bancshares Common

     Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for cash as provided in Section 7.1(a) hereof.

          (d)  Failure to Surrender Certificates:  All Certificates must be
               ---------------------------------
     surrendered to the Exchange Agent within one (1) year after the Effective Time. In the event that any former shareholder of Bancshares shall not have properly surrendered his or her Certificates within such period, the cash that would otherwise have been paid to such shareholder shall be held by the Exchange Agent in a properly documented noninterest-bearing account for such shareholder's benefit. To the extent permitted by applicable law, including without limitation all applicable laws of escheat, such cash shall be paid to such former Bancshares shareholder, without interest, upon proper surrender of the shareholder's Certificates.

          (e)  Expenses:  All costs and expenses associated with the foregoing
               --------
     surrender and exchange procedure shall be borne by BancTrust.

                                 ARTICLE VIII
                                  CONDITIONS

     The obligations of the parties to effect the Merger are subject to the satisfaction (or waiver, if applicable) of the conditions set forth in Article VI of the Acquisition Agreement.

                                  ARTICLE IX
                                   AMENDMENT

     To the extent permitted by applicable law, this Plan may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Plan by the shareholders of Bancshares), but only by a written instrument that has been duly authorized, executed and delivered by BancTrust, Acquisition Corporation and Bancshares; provided, however, that any amendment to the provisions of Section 7.1(a) hereof relating to the consideration to be received by the former shareholders of Bancshares in exchange for their shares of Bancshares Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Bancshares in accordance with applicable law.

                                   ARTICLE X
                                  TERMINATION

     This Plan shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a permitted termination of the Acquisition Agreement pursuant to Section 7.1 thereof.

                                  ARTICLE XI
                                 GOVERNING LAW

     This Plan shall be construed and interpreted in accordance with the laws of the State of Alabama applicable to agreements made and entirely to be performed within such jurisdiction.

                                  ARTICLE XII
                                 COUNTERPARTS

     This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.


Attest:                         THE PEOPLES BANCTRUST COMPANY, INC.



 /s/ M. Scott Patterson         By: /s/ Richard P. Morthland
-----------------------            ----------------------------------
                                   Richard P. Morthland, Chairman


Attest:                         PEOPLES ACQUISITION CORP.



-----------------------         By:
                                   ----------------------------------
                                   Richard P. Morthland, Chairman


Attest:                         MERCHANTS & PLANTERS BANCSHARES, INC.



 /s/ John P. Kelly              By: /s/ James A. Kelly, Sr.
-----------------------            ----------------------------------
                                   James A. Kelly, Sr., President and
                                   Chief Executive Officer

                                   EXHIBIT B


     Pursuant to 5.8(p) of the Agreement and Plan of Reorganization, Bancshares and Merchants will incur no merger related expenses in excess of $10,000.00, excepting for audit and accounting expenses, payment for tail coverage pursuant to 5.8(k) and legal fees and disbursements, which will not exceed $45,000.00.

                                                                       EXHIBIT C

                             CONSULTING AGREEMENT
                             --------------------
                          AND COVENANT NOT TO COMPETE
                          ---------------------------

     THIS AGREEMENT (the "Agreement"), made this the 2nd day of December, 1997, by and between THE PEOPLES BANCTRUST COMPANY, INC. ("BancTrust"), and JAMES A. KELLY, SR. ("Kelly");

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, BancTrust has entered into an Agreement and Plan of Reorganization dated the 2nd day of December, 1997 (the "Acquisition Agreement"), by and among The Peoples BancTrust Company, Inc., an Alabama business corporation, The Peoples Bank and Trust Company, an Alabama commercial bank ("Peoples"), Merchants and Planters Bancshares, Inc., an Alabama business corporation ("Bancshares"), and Merchants & Planters Bank, an Alabama commercial bank ("Merchants"), whereby the BancTrust, subject to the terms and conditions of the Acquisition Agreement, is to acquire all of the outstanding shares of Bancshares; and,

     WHEREAS, Kelly is a major shareholder of Bancshares and, in consideration for BancTrust's acquisition of his shares, has agreed to enter into this Agreement; and,

     WHEREAS, Kelly is the President and Chief Executive Officer of Bancshares and is the Chairman of the Board of Merchants, and BancTrust desires to retain his experience and abilities to render consultative and advisory services in connection with the business of BancTrust following the acquisition by BancTrust of Bancshares; and,

     WHEREAS, Kelly agrees to accept such engagement, upon the terms and conditions set forth below; and,

     WHEREAS, as a further and material inducement to the purchase of shares of Bancshares from Kelly by BancTrust, Kelly has agreed to enter into a covenant not to compete, on the terms and conditions set forth below:

     NOW, THEREFORE, the parties agree as follows:

     1.  EFFECTIVE DATE.  This Agreement shall become effective following the
         --------------
Closing and at the Effective Time as those terms are defined in the Acquisition Agreement. If the Closing is not completed, in accordance with the terms of the Acquisition Agreement, then this Agreement shall terminate and be rendered void and of no force and effect.

     2.  TERM AND DUTIES.  BancTrust, as of the Effective Time, hereby retains
         ---------------
the services of Kelly for a period from said Effective Time to a date three (3) years thereafter (the "Consulting Period"), as a general advisor and consultant to management on matters pertaining to the business of BancTrust, Peoples, and Merchants. Kelly shall support and promote the business of BancTrust and its subsidiaries, including assisting in the solicitation of business and recommending customers, and shall, if requested, serve on the local advisory board. Kelly shall be reasonably available for assisting BancTrust in the performance of these duties, but shall not be obligated to perform any duties not specifically requested by BancTrust. Such duties shall not require the presence of Kelly at the offices of Merchants, nor any other subsidiaries of BancTrust, on a regular basis, it being recognized that Kelly will have other business and personal interests and is not expected to be available on a full-time basis for the performance of this Agreement. Kelly shall not have authority to act for BancTrust nor its subsidiaries, except with respect to those duties specifically requested by BancTrust.

     3.  COMPENSATION FOR SERVICES AS CONSULTANT.  BancTrust shall pay to Kelly,
         ---------------------------------------
as full compensation for any and all services that Kelly may render to BancTrust, Peoples and Merchant as a consultant, the sum of THREE THOUSAND AND NO/100 DOLLARS ($3,000.00) each month, payable in arrears beginning on the first day of the month after the Effective Time, and continuing on the first day of each month thereafter during the Consulting Period. Compensation for the first and last months of the Consulting Period shall be prorated based on a thirty
(30) day month.

     4.  MEDICAL COVERAGE.  During the Consulting Period, Kelly, although not an
         ----------------
employee, and his family shall be provided with health insurance coverage benefits in accordance with policies applicable generally to salaried employees of Peoples and their families, either under the Peoples' group plan, or if not eligible thereunder, through separate coverage, unless and until such time as Kelly may become eligible for medicare benefits.

     5.  COVENANT NOT TO COMPETE.
         -----------------------

     (a) As a part of the consideration for the purchase of the shares of Kelly pursuant to the Acquisition Agreement, and as a material inducement for BancTrust to consummate that agreement, Kelly, during the Consulting Period and for a period of two (2) years thereafter, agrees that he will not within Shelby County, Alabama, or within a fifty (50) mile radius of Montevallo, Alabama, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected with any bank, savings association, savings bank, credit union, other financial institution, or finance company, nor shall he otherwise compete with or solicit the customers of BancTrust or any of its subsidiaries. In furtherance of this covenant not to compete, Kelly agrees to refer all inquiries, calls, or other customer contacts addressed to him concerning the activities of Merchants, Bancshares, Peoples or BancTrust to such officers or agents of BancTrust or Peoples as BancTrust may direct.

     (b) If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Kelly agrees that this Section 5 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (c) Both parties recognize that this covenant not to compete is material and unique. Accordingly, if Kelly breaches the terms and conditions of this Agreement, BancTrust shall be entitled to institute legal and equitable proceedings in any court of competent jurisdiction. The remedies of BancTrust for such breach shall, in addition to any other available legal remedies, include the right to enforce specific performance by Kelly, and to enjoin Kelly from performing services for any competing person, firm, or corporation during the period that this covenant not to compete is applicable.

     (d) Notwithstanding anything herein to the contrary, Kelly will not be in violation of this provision if he owns of record or beneficially five percent or less of the outstanding voting stock of a publicly-traded corporation as to which Kelly is neither an officer, director, nor employee.

     6.  WAIVER, MODIFICATION, OR CANCELLATION.  Any waiver, alteration, or
         -------------------------------------
modification of any of the provisions of this Agreement, or its cancellation or replacement, shall not be valid unless in writing and signed by the parties. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

     7.  NOTICE.  Any notice or communication herein required or permitted to be
         ------
given shall be in writing and may be hand delivered, sent by telex, telegraph, or telefax, or if mailed, shall be deemed given when mailed by United States Registered or Certified Mail, postage prepaid, addressed as follows:

     KELLY:                      BANCTRUST:

     Mr. James A. Kelly, Sr.     The Peoples BancTrust Company, Inc.
     450 Crestview Drive         310 Broad Street
     Montevallo, Alabama 35115   Selma, Alabama 36701
                                 ATTN:  Richard P. Morthland, Chairman
                                 Telephone:  (334) 875-1000
                                 Telefax:  (334) 875-1010

Each party shall have the right to specify as his or its proper address any other address in the United States of America by giving to the other party at least fifteen (15) days written notice thereof.

     8.  INDEPENDENT CONTRACTOR.  The relationship of BancTrust and Kelly
         ----------------------
hereunder is that of principal and independent contractor.
Kelly is not an employee of BancTrust or any of its subsidiaries and is not subject to the direction and supervision of BancTrust in the performance of his duties hereunder. Accordingly, Kelly will not participate in any employment benefit programs of BancTrust or any of its subsidiaries, except to the extent that health insurance coverage is provided as set forth in paragraph 4 herein.

     9.  TERMINATION.
         -----------

     (a) Unless sooner terminated in accordance with this Section, this Agreement shall terminate upon expiration of the Consulting Period described under Section 2 hereof.

     (b) This Agreement shall automatically terminate upon Kelly's death, in which event his estate shall be entitled to receive the compensation due Kelly through the last day of the calendar month in which his death occurred.

     (c) For Just Cause, BancTrust may, by written notice to Kelly, immediately terminate this Agreement at any time. Kelly shall have no right to receive compensation or other benefits for any period after being terminated for Just Cause. Termination for "Just Cause" for the purpose of this Agreement shall be applicable only in the event Kelly: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to BancTrust or its subsidiaries, or any act of fraud or dishonesty that affects the business of any of said entities (including, without limitation, any past act of which BancTrust becomes aware after the date of this Agreement); (ii) is convicted of a felony at any time hereafter; (iii) has failed to comply with any material directive of the Board of Directors of BancTrust contemplated by this Agreement;(iv) has willfully failed to substantially perform his duties hereunder (other than any such failure resulting from Kelly's disability); or
(v) has breached any provisions of the covenant not to compete as set forth in
Section 5 herein.

     10. ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement
         ----------------
between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

     11. BINDING EFFECT.  This Agreement shall inure to the benefit of and bind
         --------------
the parties hereto and their respective legal representatives, successors, and assigns.

     12. GOVERNING LAW.  This Agreement shall be construed and interpreted in
         -------------
accordance with the laws of the State of Alabama applicable to agreements made and entirely to be performed within such jurisdiction.

     IN WITNESS WHEREOF, BancTrust and Kelly have caused this Agreement to be signed as of the day, month and year first hereinabove written.

                              BANCTRUST:

                              THE PEOPLES BANCTRUST COMPANY, INC.



                              BY:  /s/ Richard P. Morthland
                                  ------------------------------
                                  Richard P. Morthland, Chairman

                              KELLY:


                               /s/ James A. Kelly, Sr.
                              ----------------------------------
                              James A. Kelly, Sr.

                                                                       EXHIBIT D

                             CONSULTING AGREEMENT
                             --------------------
                          AND COVENANT NOT TO COMPETE
                          ---------------------------

     THIS AGREEMENT (the "Agreement"), made this the 2nd day of December, 1997, by and between THE PEOPLES BANCTRUST COMPANY, INC. ("BancTrust"), and JOHN P. KELLY ("Kelly");

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, BancTrust has entered into an Agreement and Plan of Reorganization dated the 2nd day of December, 1997 (the "Acquisition Agreement"), by and among The Peoples BancTrust Company, Inc., an Alabama business corporation, The Peoples Bank and Trust Company, an Alabama commercial bank ("Peoples"), Merchants and Planters Bancshares, Inc., an Alabama business corporation ("Bancshares"), and Merchants & Planters Bank, an Alabama commercial bank ("Merchants"), whereby the BancTrust, subject to the terms and conditions of the Acquisition Agreement, is to acquire all of the outstanding shares of Bancshares; and,

     WHEREAS, Kelly is a major shareholder of Bancshares and, in consideration for BancTrust's acquisition of his shares, has agreed to enter into this Agreement; and,

     WHEREAS, Kelly is the Executive Vice-President of Bancshares and is the President and Chief Executive Officer of Merchants, and BancTrust desires to retain his experience and abilities to render consultative and advisory services in connection with the business of BancTrust following the acquisition by BancTrust of Bancshares; and,

     WHEREAS, Kelly agrees to accept such engagement, upon the terms and conditions set forth below; and,

     WHEREAS, as a further and material inducement to the purchase of shares of Bancshares from Kelly by BancTrust, Kelly has agreed to enter into a covenant not to compete, on the terms and conditions set forth below:

     NOW, THEREFORE, the parties agree as follows:

     1.  EFFECTIVE DATE.  This Agreement shall become effective following
         --------------
the Closing and at the Effective Time as those terms are defined in the Acquisition Agreement. If the Closing is not completed, in accordance with the terms of the Acquisition Agreement, then this Agreement shall terminate and be rendered void and of no force and effect.

     2.  TERM AND DUTIES.  BancTrust, as of the Effective Time, hereby retains
         ---------------
the services of Kelly for a period from said Effective Time to a date four (4) years thereafter (the "Consulting Period"), as a general advisor and consultant to management on matters pertaining to the business of BancTrust, Peoples, and Merchants. Kelly shall support and promote the business of BancTrust and its subsidiaries, including assisting in the solicitation of business and recommending customers, and shall, if requested, serve on the local advisory board. Kelly shall be reasonably available for assisting BancTrust in the performance of these duties, but shall not be obligated to perform any duties not specifically requested by BancTrust. Such duties shall not require the presence of Kelly at the offices of Merchants, nor any other subsidiaries of BancTrust, on a regular basis, it being recognized that Kelly will have other business and personal interests and is not expected to be available on a full-time basis for the performance of this Agreement. Kelly shall not have authority to act for BancTrust nor its subsidiaries, except with respect to those duties specifically requested by BancTrust.

     3.  COMPENSATION FOR SERVICES AS CONSULTANT.  BancTrust shall pay to
         ---------------------------------------
Kelly, as full compensation for any and all services that Kelly may render to BancTrust, Peoples and Merchant as a consultant, the sum of THREE THOUSAND AND NO/100 DOLLARS ($3,000.00) each month for the first 24 months of the Consulting Period, TWO THOUSAND AND NO/100 DOLLARS ($2,000.00) each month for the next 12 months of the Consulting Period, and ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) each month for the final 12 months of the Consulting Period. Monthly compensation shall be payable in arrears beginning on the first day of the month after the Effective Time, and continuing on the first day of each month thereafter during the Consulting Period. Compensation for the first and last months of the Consulting Period shall be prorated based on a thirty (30) day month.

     4.  MEDICAL COVERAGE.  During the Consulting Period, Kelly, although
         ----------------
not an employee, and his family shall be provided with health insurance coverage benefits in accordance with policies applicable generally to salaried employees of Peoples and their families, either under the Peoples' group plan, or if not eligible thereunder, through separate coverage, unless and until such time as Kelly may become eligible for medicare benefits.

     5.  COVENANT NOT TO COMPETE.
         -----------------------

     (a) As a part of the consideration for the purchase of the shares of Kelly pursuant to the Acquisition Agreement, and as a material inducement for BancTrust to consummate that agreement, Kelly, during the Consulting Period and for a period of one (1) years thereafter, agrees that he will not within Shelby County, Alabama, or within a fifty (50) mile radius of Montevallo, Alabama, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected with any bank, savings association, savings bank, credit union, other financial institution, or finance company, nor shall he otherwise compete with or solicit the customers of BancTrust or any of its subsidiaries. In furtherance of this covenant not to compete, Kelly agrees to refer all inquiries, calls, or other customer contacts addressed to him concerning the activities of Merchants, Bancshares, Peoples or BancTrust to such officers or agents of BancTrust or Peoples as BancTrust may direct.

     (b) If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Kelly agrees that this Section 5 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (c) Both parties recognize that this covenant not to compete is material and unique. Accordingly, if Kelly breaches the terms and conditions of this Agreement, BancTrust shall be entitled to institute legal and equitable proceedings in any court of competent jurisdiction. The remedies of BancTrust for such breach shall, in addition to any other available legal remedies, include the right to enforce specific performance by Kelly, and to enjoin Kelly from performing services for any competing person, firm, or corporation during the period that this covenant not to compete is applicable.

     (d) Notwithstanding anything herein to the contrary, Kelly will not be in violation of this provision if he owns of record or beneficially five percent or less of the outstanding voting stock of a publicly-traded corporation as to which Kelly is neither an officer, director, nor employee.

     6.  WAIVER, MODIFICATION, OR CANCELLATION.  Any waiver, alteration, or
         -------------------------------------
modification of any of the provisions of this Agreement, or its cancellation or replacement, shall not be valid unless in writing and signed by the parties. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

     7.  NOTICE.  Any notice or communication herein required or permitted
         ------
to be given shall be in writing and may be hand delivered, sent by telex, telegraph, or telefax, or if mailed, shall be deemed given when mailed by United States Registered or Certified Mail, postage prepaid, addressed as follows:

     KELLY:                      BANCTRUST:

     Mr. John P. Kelly           The Peoples BancTrust Company, Inc.
     2 Brookewood Drive          310 Broad Street
     Montevallo, Alabama 35115   Selma, Alabama 36701
                                 ATTN:  Richard P. Morthland
                                 Telephone:  (334) 875-1000
                                 Telefax:  (334) 875-1010

Each party shall have the right to specify as his or its proper address any other address in the United States of America by giving to the other party at least fifteen (15) days written notice thereof.

     8.  INDEPENDENT CONTRACTOR.  The relationship of BancTrust and Kelly
         ----------------------
hereunder is that of principal and independent contractor. Kelly is not an employee of BancTrust or any of its subsidiaries and is not subject to the direction and supervision of BancTrust in the performance of his duties hereunder. Accordingly, Kelly will not participate in any employment benefit programs of BancTrust or any of its subsidiaries, except to the extent that health insurance coverage is provided as set forth in paragraph 4 herein.

     9.  TERMINATION.
         -----------

     (a) Unless sooner terminated in accordance with this Section, this Agreement shall terminate upon expiration of the Consulting Period described under Section 2 hereof.

     (b) This Agreement shall automatically terminate upon Kelly's death, in which event his estate shall be entitled to receive the compensation due Kelly through the last day of the calendar month in which his death occurred.

     (c) For Just Cause, BancTrust may, by written notice to Kelly, immediately terminate this Agreement at any time. Kelly shall have no right to receive compensation or other benefits for any period after being terminated for Just Cause. Termination for "Just Cause" for the purpose of this Agreement shall be applicable only in the event Kelly: (i) has committed any act of willful misconduct, embezzlement or wrongful conversion of money or property belonging to BancTrust or its subsidiaries, or any act of fraud or dishonesty that affects the business of any of said entities (including, without limitation, any past act of which BancTrust becomes aware after the date of this Agreement); (ii) is convicted of a felony at any time hereafter; (iii) has failed to comply with any material directive of the Board of Directors of BancTrust contemplated by this Agreement;(iv) has willfully failed to substantially perform his duties hereunder (other than any such failure resulting from Kelly's disability); or
(v) has breached any provisions of the covenant not to compete as set forth in
Section 5 herein.

     10. ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement
         ----------------
between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by both parties.

     11. BINDING EFFECT.  This Agreement shall inure to the benefit of and bind
         --------------
the parties hereto and their respective legal representatives, successors, and assigns.

     12. GOVERNING LAW.  This Agreement shall be construed and interpreted in
         -------------
accordance with the laws of the State of Alabama applicable to agreements made and entirely to be performed within such jurisdiction.

     IN WITNESS WHEREOF, BancTrust and Kelly have caused this Agreement to be signed as of the day, month and year first hereinabove written.

                              BANCTRUST:

                              THE PEOPLES BANCTRUST COMPANY, INC.


                              By: /s/ Richard P. Morthland
                                 -------------------------------
                                 Richard P. Morthland, Chairman

                              KELLY:


                               /s/ John P. Kelly
                              ----------------------------------
                              John P. Kelly